UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   PELLECCHIA, NICHOLAS D.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT, FINANCE & CONTROLLER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |3/10/9|M   | |6,000             |A  |$12.75     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |3/10/9|F   | |1,360             |D  |$56.25     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |3/10/9|S   | |2,300             |D  |$56.00     |8,202 (1)          |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |10,317 (2)         |I     |BY SPOUSE                  |
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(1)  Includes 1,589 shares |      |    | |                  |   |           |                   |      |                           |
through the Company's ESOP |      |    | |                  |   |           |                   |      |                           |
Plan.                      |      |    | |                  |   |           |                   |      |                           |
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       Includes 179 shares |      |    | |                  |   |           |                   |      |                           |
through the Company's Supp.|      |    | |                  |   |           |                   |      |                           |
 ESOP Plan.                |      |    | |                  |   |           |                   |      |                           |
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(2)  Reporting person discl|      |    | |                  |   |           |                   |      |                           |
aims beneficial onership of|      |    | |                  |   |           |                   |      |                           |
 these securities.         |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |$12.75  |3/10/|M   | |6,000      |D  |11/2/|11/2/|COMMON STOCK|6,000  |       |-0-         |   |            |
                      |        |97   |    | |           |   |87   |97   |            |       |       |            |   |            |
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(RGHT TO BUY)         |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA
DATE
APRIL 3, 1997